Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2017 Second Quarter Results

Oxford, CT – November 3, 2016 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2017.

Second Quarter Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$153.9	$153.9	$148.7	$148.7	3.5%	3.5%
Gross margin	$56.7	$56.7	$52.1	$56.4	8.9%	0.6%
Gross margin %	36.9%	36.9%	35.1%	37.9%
Operating income	$29.6	$29.8	$23.6	$29.2	25.2%	2.1%
Operating income %	19.2%	19.3%	15.9%	19.6%
Net income	$18.2	$18.4	$14.5	$17.8	25.5%	3.3%
Diluted EPS	$0.77	$0.78	$0.62	$0.76	24.2%	2.6%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$308.5	$308.5	$291.0	$291.0	6.0%	6.0%
Gross margin	$114.0	$114.4	$104.9	$111.5	8.7%	2.6%
Gross margin %	36.9%	37.1%	36.0%	38.3%
Operating income	$58.8	$59.4	$46.0	$58.7	27.9%	1.2%
Operating income %	19.1%	19.2%	15.8%	20.2%
Net income	$36.3	$36.5	$27.9	$36.3	29.9%	0.5%
Diluted EPS	$1.53	$1.54	$1.19	$1.54	28.6%	0.0%

(1) Results exclude items in reconciliation below.

“We are pleased with the operating performance during the second quarter as well as the outlook for the year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We are seeing solid customer acceptance of our aerospace and defense products which is leading to a number of large opportunities for the business and provides an excellent path for OEM aerospace growth in future years. We were also able to achieve industrial sales growth during the quarter as our stronger demand markets continued to offset areas of weakness in some of the various segments we serve.”

Second Quarter Results

Net sales for the second quarter of fiscal 2017 were $153.9 million, an increase of 3.5% from $148.7 million in the second quarter of fiscal 2016. Net sales for the aerospace markets increased 3.2% and the industrial markets increased 4.2%. Gross margin for the second quarter of fiscal 2017 was $56.7 million compared to $52.1 million for the same period last year. Excluding the impact of an inventory purchase accounting adjustment last year, gross margin would have been $56.7 million compared to $56.4 million for the same period last year. Adjusted gross margin as a percentage of net sales would have been 36.9% in the second quarter of fiscal 2017 compared to 37.9% for the same adjusted period last year.

SG&A for the second quarter of fiscal 2017 was $25.2 million, an increase of $0.3 million from $24.9 million for the same period last year. As a percentage of net sales, SG&A was 16.4% for the second quarter of fiscal 2017 compared to 16.8% for the same period last year.

Other operating expenses for the second quarter of fiscal 2017 totaled $2.0 million, a decrease of $1.6 million, compared to $3.6 million for the same period last year. For the second quarter of fiscal 2017, other operating expenses were comprised mainly of $2.4 million of amortization of intangible assets offset by $0.4 million of other income. Other operating expenses last year consisted primarily of $2.4 million in amortization of intangibles, $1.3 million in acquisition and restructuring costs offset by $0.1 million of other income.

Operating income for the second quarter of fiscal 2017 was $29.6 million compared to operating income of $23.6 million for the same period last year. Excluding costs associated with acquisitions and integration and restructuring, operating income would have been $29.8 million for the second quarter of fiscal 2017 compared to an adjusted $29.2 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 19.3% compared to 19.6% for the same period last year.

Interest expense, net was $2.3 million for the second quarter of fiscal 2017 compared to $2.3 million for the same period last year.

Income tax expense for the second quarter of fiscal 2017 was $8.9 million compared to $7.4 million for the same period last year. Our effective income tax rate for the second quarter of fiscal 2017 was 32.9% compared to 33.8% for the same period last year. The effective income tax rate without discrete tax items would have been 32.7% and 33.5%, respectively.

Net income for the second quarter of fiscal 2017 was $18.2 million compared to $14.5 million for the same period last year. On an adjusted basis, net income would have been $18.4 million for the second quarter of fiscal 2017, compared to an adjusted net income of $17.8 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2017 was 77 cents per share compared to 62 cents per share for the same period last year. On an adjusted basis, diluted EPS for the second quarter of fiscal 2017 would have been 78 cents per share compared to an adjusted diluted EPS of 76 cents per share for the same period last year, an increase of 2.6%.

Backlog, as of October 1, 2016, was $341.8 million compared to $347.8 million as of September 26, 2015.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 3045236. An audio replay of the call will be available from 2:00 p.m. ET November 3rd, 2016 until 11:59 p.m. ET November 10th, 2016. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 3045236. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015

Net sales	$153,943	$148,696	$308,522	$291,004
Cost of sales	97,212	96,578	194,540	186,122
Gross margin	56,731	52,118	113,982	104,882

Operating expenses:
Selling, general and administrative	25,188	24,944	50,984	48,669
Other, net	1,989	3,575	4,223	10,253
Total operating expenses	27,177	28,519	55,207	58,922

Operating income	29,554	23,599	58,775	45,960

Interest expense, net	2,255	2,273	4,548	3,984
Other non-operating (income) expense	149	(596)	267	10
Income before income taxes	27,150	21,922	53,960	41,966
Provision for income taxes	8,922	7,403	17,692	14,043
Net income	$18,228	$14,519	$36,268	$27,923

Net income per common share:
Basic	$0.78	$0.63	$1.55	$1.20
Diluted	$0.77	$0.62	$1.53	$1.19

Weighted average common shares:
Basic	23,470,650	23,210,640	23,395,614	23,186,600
Diluted	23,712,717	23,495,285	23,670,000	23,516,537

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	October 1,	September 26,	October 1,	September 26,
Adjusted Gross Margin:	2016	2015	2016	2015

Reported gross margin	$56,731	$52,118	$113,982	$104,882
Inventory purchase accounting adjustment	-	4,295	382	6,626
Adjusted gross margin	$56,731	$56,413	$114,364	$111,508

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	October 1,	September 26,	October 1,	September 26,
Adjusted Operating Income:	2016	2015	2016	2015

Reported operating income	$29,554	$23,599	$58,775	$45,960
Inventory purchase accounting adjustment	-	4,295	382	6,626
Integration and restructuring	222	209	222	999
Acquisition costs	-	1,074	-	5,072
Adjusted operating income	$29,776	$29,177	$59,379	$58,657

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	October 1,	September 26,	October 1,	September 26,
Adjusted Net Income Per Common Share:	2016	2015	2016	2015

Reported net income	$18,228	$14,519	$36,268	$27,923
Inventory purchase accounting adjustment (1)	-	2,845	257	4,404
Integration and restructuring (1)	149	138	149	666
Acquisition costs (1)	-	711	-	3,385
Loss on extinguishment of debt (1)	-	-	-	127
Foreign exchange translation loss (gain) (1)	-	(437)	-	(159)
Discrete tax loss (benefit)	33	51	(182)	(50)
Adjusted net income	$18,410	$17,827	$36,492	$36,296

(1)	After tax impact.

Adjusted net income per common share:
Basic	$0.78	$0.77	$1.56	$1.57
Diluted	$0.78	$0.76	$1.54	$1.54

Weighted average common shares:
Basic	23,470,650	23,210,640	23,395,614	23,186,600
Diluted	23,712,717	23,495,285	23,670,000	23,516,537

	Three Months Ended		Six Months Ended
	October 1,	September 26,	October 1,	September 26,
Segment Data, Net External Sales:	2016	2015	2016	2015

Plain bearings segment	$68,835	$67,607	$139,285	$133,284
Roller bearings segment	26,795	27,151	54,629	57,731
Ball bearings segment	14,569	13,122	28,279	25,941
Engineered products segment	43,744	40,816	86,329	74,048
	$153,943	$148,696	$308,522	$291,004

	Three Months Ended		Six Months Ended
	October 1,	September 26,	October 1,	September 26,
Selected Financial Data:	2016	2015	2016	2015

Depreciation and amortization	$6,959	$6,809	$13,699	$12,472

Incentive stock compensation expense	$3,178	$2,496	$5,952	$4,628

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$39,913	$38,482	$79,030	$75,757

Cash provided by operating activities	$19,301	$18,071	$38,513	$40,260

Capital expenditures	$4,455	$4,529	$9,621	$9,799

Total debt			$330,059	$402,298

Cash and short-term investments			$37,462	$44,077

Repurchase of common stock			$3,530	$7,698

Backlog			$341,812	$347,792